UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2020

INSMED INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Virginia	000-30739	54-1972729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 US Highway 202/206

Bridgewater, New Jersey 08807

(Address of Principal Executive Offices, and Zip Code)

(908) 977-9900

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	INSM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Appointment

On January 30, 2020, Insmed Incorporated (the “Company”) announced that Ms. Sara Bonstein has been appointed as Chief Financial Officer, to be effective January 31, 2020. Ms. Bonstein will be the Company’s principal financial officer and principal accounting officer effective upon the commencement of her employment with the Company. Prior to joining the Company, Ms. Bonstein, 39, was Chief Financial Officer & Chief Operating Officer of OncoSec Medical Incorporated, a position she held since July 2018. From February 2014 to April 2018, Ms. Bonstein served as the Chief Financial Officer, Secretary, Treasurer and Executive Vice President at Advaxis, Inc. Prior to Advaxis, Ms. Bonstein was a Six Sigma Champion & Black Belt at Eli Lilly & Company, served in various finance roles at ImClone Systems (acquired by Eli Lilly in 2008), and was a financial analyst at Johnson & Johnson in the Ortho McNeil Pharmaceuticals, Ortho Biotech and McNeil Consumer divisions.

Pursuant to the terms of the Company’s employment agreement with Ms. Bonstein, she will receive an initial annual base salary of $420,000 and will be eligible to participate in the Company’s benefit and compensation plans. Ms. Bonstein has been assigned an initial annual target bonus of 40% of her base salary. She will also be eligible to receive a signing bonus of $75,000 upon the completion of 30 days of employment. Ms. Bonstein will also receive an option to purchase shares of the Company’s common stock having an aggregate value of $1,500,000. The number of shares underlying the option will be determined using a Black-Scholes calculation based upon the closing price of the Company’s common stock on the Nasdaq Global Select Market on February 3, 2020. The option award agreement will be consistent with the Company’s standard stock option inducement award agreement, and the option will vest on a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and 12.5% of the shares subject to the option vesting every six months thereafter through the fourth anniversary of the date of grant, subject to Ms. Bonstein’s continued employment with the Company on each vesting date.

Ms. Bonstein’s employment agreement provides for payment of the following upon her death or disability: (i) any accrued obligations; (ii) a pro-rata portion of her annual bonus based on actual performance during the year of the termination, and (iii) any insurance benefits to which she and her beneficiaries are entitled as a result of her death or disability. If Ms. Bonstein’s employment is terminated by the Company without cause or by her for good reason (such a termination, a “qualifying termination”) within two years after a change in control, Ms. Bonstein will receive, among other things, (i) a lump sum severance payment equal to (a) one-and-a-half times her annual base salary plus (b) one-and-a-half times her target bonus plus (c) a pro-rata portion of her target bonus based on the portion of the year during which she was employed by the Company prior to the qualifying termination, (ii) full vesting of all time vested equity awards and (iii) reimbursement for up to 18 months of certain continued health and dental benefits for Ms. Bonstein and her qualified beneficiaries.

In the event of a qualifying termination prior to a change in control or more than two years thereafter, Ms. Bonstein would be eligible for similar benefits, although (i) her severance payment would be limited to her annual base salary and payable ratably over 12 months, (ii) her bonus would consist of any unpaid bonus for a fiscal year ending on or prior to the date of the qualifying termination and a pro-rata portion of her bonus based on actual corporate performance outcomes (75% of overall bonus) and 100% of personal performance at target (25% of overall bonus), (iii) any accelerated equity award vesting would be limited to stock options or other time-based equity awards that would otherwise have vested within 12 months following the termination date and (iv) reimbursement of certain continued health and dental benefits for Ms. Bonstein and her qualified beneficiaries would be limited to no more than 12 months.

There are no arrangements or understandings between Ms. Bonstein and any other person pursuant to which she was selected as an officer, and there are no family relationships between Ms. Bonstein and any of the Company’s directors or executive officers. Ms. Bonstein has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

John Goll retains the position of Chief Accounting Officer.

ITEM 7.01 – Regulation FD Disclosure.

On January 30, 2020, the Company issued a press release announcing the appointment of Ms. Bonstein as Chief Financial Officer. The press release is attached hereto as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

ITEM 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Insmed Incorporated on January 30, 2020.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2020	INSMED INCORPORATED

	By:	/s/Christine Pellizzari
	Name:	Christine Pellizzari
	Title:	Chief Legal Officer